APPENDIX B

FURNITURE BRANDS INTERNATIONAL, INC.
2008 INCENTIVE PLAN

ARTICLE I
ESTABLISHMENT

1.1           Purpose.  The purpose of the Furniture Brands International 2008 Incentive Plan (the “Plan” or “Incentive Plan”) is to enhance Company performance by motivating, attracting, and retaining key employees and non-employee directors through the issuance of equity and cash awards.  This Plan is intended to supersede the 1999 Furniture Brands Long Term Incentive Plan and no new awards will be made under such prior plan after the effective date of this Plan.

1.2           Effective Date.  The Plan shall be effective as of the date the stockholders of the Company approve the Plan.

ARTICLE II
DEFINITIONS

As used in this Plan, the following terms shall be defined as set forth below:

2.1           “Award” means any Short- or Long-Term Incentive, Stock Option, SAR, Restricted Share, Restricted Share Unit, or Performance Share or Performance Unit award granted or payable under the Plan.

2.2           “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

2.3           “Board” means the Board of Directors of the Company.

2.4           “Cause” means (a) a Participant’s conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (b) conduct of a Participant related to the Participant’s employment for which either criminal or civil penalties against the Participant or the Company may be sought; (c) material violation of the Company’s policies, including the disclosure or misuse of confidential information, or those set forth in Company manuals or statements of policy; or (d) serious neglect or misconduct in the performance of a Participant’s duties for the Company or willful or repeated failure or refusal to perform such duties.

Any rights the Company may have in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with a Participant or at law or in equity.  Any determination of whether a Participant’s employment is (or is deemed to have been) terminated for Cause shall be made by the Committee in its sole discretion, which determination shall be final and binding on all parties.  If, subsequent to a Participant’s termination of employment (whether voluntary or involuntary) without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause.  A Participant’s termination of employment for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made.

2.5           “Change in Control” means the first to occur of any of the following events:

(i)
any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(ii)	the majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)
the consummation of a merger or consolidation of the Company with any other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 60% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, 60% or more of the combined voting power of the voting securities of which is owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

2.6           “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.7           “Committee” means the committee of the Board described in Section 4.1.

2.8           “Company” means Furniture Brands International, Inc., a Delaware corporation, or any successor corporation.

2.9           “Covered Employee” shall have the meaning as set forth in Code Section 162(m).

2.10         “Disability” means that a Participant is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve months.  The existence of a Disability shall be determined by the Committee in its sole discretion.

2.11         “Employee” means any person, including an officer, employed by the Company or a Subsidiary as an employee.  The Company’s employment classification of an individual shall be binding and controlling for all purposes of the Plan and shall apply irrespective of any contrary employment classification of such individual by the Internal Revenue Service, a court of competent jurisdiction or any other person or entity.

2.12         “Fair Market Value” means the fair market value of the Shares as determined by the Committee from time to time.  Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Shares reported on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest following date on which sales occurred.

2.13         “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which date shall not be earlier than the date on which the Committee takes action creating the legally binding right constituting the Award

2.14         “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.  Only Participants who are employees of the Company or a Subsidiary may receive Incentive Stock Options.

2.15         “Long-Term Incentive” means an incentive payment described in Section 8.1.

2.16         “Non-Employee Director” means a director of the Company who is not an active employee of the Company or a Subsidiary.

2.17         “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

2.18         “Option” or “Stock Option” means any option to purchase Shares granted under Article VI.

2.19         “Participant” means an Employee or Non-Employee Director who is selected by the Committee to receive benefits under this Plan.

2.20         “Performance Award” means an Award of “Performance Shares” or “Performance Units” granted pursuant to Article V that is contingent upon the satisfaction of one or more Performance Objectives.  Each Performance Share or Performance Unit shall have an initial value equal to the Fair Market Value of one Share.

2.21         “Performance Objectives” has the meaning set for in Article XII.

2.22         “Performance Period” means a period of time established by the Committee during which the attainment of Performance Objectives relating to an Award are to be achieved.

2.23         “Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

2.24         “Restricted Shares” means an award of Shares granted pursuant to Article VIII that are subject to a substantial risk of forfeiture.

2.25         “Restricted Share Units” means an award of a contractual right granted pursuant to Article VII to receive a specified number of Shares or cash at the end of a specified deferral period.  Each Restricted Share Unit shall have an initial value equal to the Fair Market Value of one Share.

2.26         “Restriction Period” means that time from the Grant Date during which a grant of Restricted Shares or Restricted Share Units shall be subject to a “substantial risk of forfeiture” pursuant to Section 7.5.

2.27         “Retirement” means a Participant’s termination of employment on or after attaining age 55 and completing 5 years of service with the Company.

2.28         “Shares” means shares of the Common Stock of the Company, no par value.

2.29         “Short Term Incentive” means an incentive payment described in Section 8.1.

2.30         “SAR” means an award of a contractual right granted pursuant to Article VI to receive an amount equal to the appreciation in the Company's Shares from the Grant Date.  Acronym for Stock Appreciation Right.

2.31         “Stock Option” see Option

2.32         “Subsidiary” means a corporation in which the Company owns or controls directly or indirectly more than 50% of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

ARTICLE III
SHARES AVAILABLE UNDER THE PLAN

3.1           Reserved Shares.  Subject to adjustment as provided in Section 3.5, the maximum number of Shares that may be issued or transferred pursuant to this Plan shall not exceed 1,800,000 Shares. Such Shares may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

3.2           Grant Maximums.  In no event shall the total number of Shares issued upon the exercise of Stock Options and stock-settled SARs exceed 1,200,000 Shares; nor shall the total number of Shares granted in association with any award other than a Stock Option or SAR  exceed 600,000 Shares; nor shall the total number of Shares granted to Employees in association with any non-performance award of time-based Restricted Shares that are subject to any restrictions or minimum vesting periods exceed 80,000 shares; with all such limits subject to adjustment as provided in Section 3.4.

3.3           Maximum Calendar Year Award.  No Employee may receive Awards representing more than 400,000 Shares or $4,000,000 in any one calendar year, subject to adjustment as provided in Section 3.4.  The maximum number of Shares that may be granted in the aggregate to Non-Employee Directors for all types of Awards shall not exceed 100,000 Shares in any one calendar year.  The maximum number of Shares that may be granted in the aggregate to Employees for all types of Awards shall not exceed 600,000 Shares in any one calendar year, net of adjustment for forfeited and unused Shares as provided in Section 3.7.

3.4           Adjustments to Maximum Limits.  The maximum Awards provided in Sections 3.2 and 3.3 above are subject to Authorization Adjustments as provided in Section 3.5.

3.5           Authorization Adjustments.  The Committee shall make such adjustments in (a) the number of Shares covered by outstanding Awards granted hereunder, (b) prices per share applicable to outstanding Options and SARs, and (c) the kind of shares covered thereby (including shares of another issuer), as the Committee determines to be equitable in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination or exchange of Shares, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), recapitalization or other change in the capital structure of the Company, or other corporate transaction or event having an effect similar to any of the foregoing.  Adjustments under this Section 3.5 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all persons.

3.6           Fractional Shares.  The Company shall not be required to issue any fractional Shares pursuant to this Plan.  The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

3.7           Unused and Forfeited Shares.  If any Award expires, terminates, or is terminated for any reason before exercise or vesting in full, the Shares that were subject to the unexercised, forfeited, expired or terminated portion of such Incentive Award shall be available for future grants of Awards under the Plan.  Notwithstanding any provision of the Plan to the contrary, liberal share counting is not permitted under the Plan such that no Shares derived from any of the following circumstances may be added to the Plan’s reserve of shares: (i) shares tendered in payment of an Option, (ii) shares withheld for taxes, (iii) shares repurchased by the Corporation using Option proceeds, or (iv) SARs settled in Stock when only the shares delivered are counted against the Plan reserve.

ARTICLE IV
PLAN ADMINISTRATION

4.1           Board Committee Administration.  This Plan shall be administered by the Human Resource Committee of the Board (or such other Committee appointed by the Board from among its Non-Employee Directors), provided that, except with respect to any Qualified Performance-Based Award, the full Board may act at any time as the Committee.  Notwithstanding the foregoing, the full Board shall be responsible for the administration of Awards to Non-Employee Directors.

4.2           Duties and Powers.  The Committee shall have the full power and discretion to determine the Participants eligible to receive Awards and the type, size and conditions of such Awards, and to administer, construe, and apply the provisions of the Plan and any Award.

4.3           Committee Delegation.  The Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not Covered Employees of the Company, provided that the Committee shall determine a limit for the total number of shares of Stock subject to such delegated grants.

4.4           Determinations Binding.  All actions taken or determinations made by the Committee, in good faith, with respect to the Plan, an Award or any Award Agreement shall not be subject to review by anyone, but shall be final, binding and conclusive upon all persons interested in the Plan or any Award. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

ARTICLE V
PERFORMANCE AWARDS

5.1           General.  The Committee may from time to time authorize grants to Participants of Performance Awards upon such terms and conditions as the Committee may determine in accordance with provisions of this Article V.  Performance Awards shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan

5.2           Incentive Opportunity.  Prior to the beginning of each Performance Period, the Committee shall specify the value of the opportunity subject to the number of Performance Shares or Performance Units to which the Performance Award pertains.

5.3           Performance Period.  The Performance Period with respect to each Performance Award shall commence and end as of the dates determined by the Committee under the terms of the applicable Award Agreement.

5.4           Performance Objectives.  Each Performance Award shall specify the Performance Objectives that must be achieved before such Award shall become vested and payable.  The Committee may adjust such Performance Objectives as provided in Section 12.2. The Committee shall specify a minimum acceptable level of achievement of the specified Performance Objectives, below which no payment will be made and a highest level of achievement of the specified Performance Objectives that determines the maximum payment that will be made.  The Committee may also set forth a formula for determining the amount of payment to be made between the minimum and maximum levels of achievement.

5.5           Payment in Cash or Shares.  The amount payable upon the completion of the Performance Period and the achievement of the Performance Objectives with respect to any Performance Award shall be specified in the Award Agreement and may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.  The final determination of the payment in cash or Shares will be made at the end of the Performance Period at the sole discretion of the Committee.  Payment with respect to any Performance Award shall be made within 60 days after the end of the applicable Performance Period.

5.6           Dividend Equivalents.  Prior to the expiration of a Performance Period and payment of any Shares or cash earned with respect to a Performance Award, no dividend equivalents shall be paid or payable with respect to such Award.

      5.7           Effect of Termination of Employment.

(i)
Unless otherwise specified by the Committee, in the event that the employment of a Participant shall terminate for any reason other than Retirement, Cause, Disability or death prior to the payment of any Performance Award granted to such Participant, all Performance Awards that have not paid as of the date of such termination shall be forfeited.

(ii)
Unless otherwise specified by the Committee, in the event that the employment of a Participant with the Company shall terminate on account of the Retirement, death, or Disability of the Participant prior to the payment of any Performance Award granted to such Participant, a pro rata portion of such Performance Award shall be payable to such Participant within 60 days following the end of the applicable Performance Period.  The amount payable pursuant to the preceding sentence shall be determined by measuring actual achievement versus the Performance Objectives for the full Performance Period, and by multiplying that earned amount by a fraction, the numerator of which shall be the number of full months that have elapsed in the applicable Performance Period prior to the Participant’s termination of employment and the denominator of which shall be the total number of months in the Performance Period.

(iii)	In the event of the termination of a Participant’s employment for Cause, all outstanding Performance Awards granted to such Participant shall be forfeited.

5.8           Effect of Change in Control.  Unless otherwise specified by the Committee, any unvested Performance Awards shall be payable to such Participant within thirty days following a Change in Control.  The amount payable pursuant to the preceding sentence shall be determined by determining the actual achievement versus the Performance Objectives to date of the Change in Control, and paid out by multiplying that earned amount by a fraction, the numerator of which shall be the number of full months that have elapsed in the applicable Performance Period prior to the Change in Control and the denominator of which shall be the total number of months in the Performance Period.

ARTICLE VI
OPTIONS AND SARS

6.1           General.  The Committee may from time to time authorize grants to Participants of Options and/or SARs upon such terms and conditions as the Committee may determine in accordance with provisions of this Article VI.  Options and SARs shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6.2           Number of Options or SARs.  Each grant shall specify the number of Shares subject to the Option or SAR.

6.3           Exercise Price.  Each grant shall specify an exercise price per Option Share or SAR, provided that in no event shall the exercise price be less than the Fair Market Value per Share on the Grant Date (or, in the case of an Incentive Stock Option for a Participant possessing more than 10% of the voting power of all classes of stock of the Company, less than 110% of the Fair Market Value per Share on the Grant Date).

6.4           Consideration.  The form of consideration to be paid in satisfaction of the exercise price of an Option and the manner of payment of such consideration may include, as determined by the Committee: (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Participant which have a value at the time of exercise that is equal to the option price, (iii) any other legal consideration that the Committee may deem appropriate, on such basis as the Committee shall determine in accordance with this Plan, or (iv) any combination of the foregoing.  The method of payment shall be specified in the Award Agreement. Notwithstanding the foregoing, to the extent permitted by applicable law, any grant may provide for payment of the exercise price of an Option from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

6.5           Exercise of SARs.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price, times (ii) the number of  Shares with respect to which the SAR is exercised.  The Award Agrement for the grant may specify that the amount payable upon the exercise of a SAR may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

6.6           Performance-Based Options and SARs.  Any grant of an Option or SAR may specify Performance Objectives that must be achieved as a condition to vesting and/or exercise of the Option or SAR.

6.7           Vesting.  Each Option or SAR grant may specify the conditions that must be satisfied before the Options or SARs (or installments thereof) shall become vested and exercisable, provided however, no Option or SAR award may become exercisable in full until three years from the date such Stock Option was granted.  The limitations of the preceding sentence shall not apply in the case of a Stock Option that becomes exercisable as a result of the attainment of a specified Performance Measure or in the case of a Stock Option granted as an employee recognition award, a retention award, or to a newly hired employee; provided that except as provided for under the Plan no portion of any such Stock Option may become exercisable until six months from the date the Stock Option was granted.  The exceptions in the preceding sentence to the general minimum vesting provisions of this subsection, other than the exception applying to a Stock Option that becomes exercisable as a result of the attainment of a specified Performance Measure, are intended to be applied only in special circumstances as determined by the Committee (or its delegate).

6.8           ISO Dollar Limitation.  Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing.  Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

6.9           Exercise Period.  Any grant may specify (i) a waiting period or periods before Options or SARs shall become exercisable and (ii) permissible dates or periods on or during which Options or SARs shall be exercisable.  No Option or SAR granted under this Plan may be exercised more than seven years from the Grant Date.  In addition, the exercise period for any Incentive Stock Option for a Participant possessing more than 10% of the voting power of all classes of stock of the Company shall not exceed five years.  The Committee may not extend the exercise period of an outstanding Option or SAR beyond the time originally prescribed in the Award Agreement, except to the extent permitted under Code Section 409A and U.S. Department of Treasury regulations or other guidance issued thereunder.

6.10          Repricing and Backdating Prohibited.  The Committee shall not reprice any outstanding Option or SAR including the cancellation of an existing Option or SAR and substitution of a new Option or SAR with a lower exercise price, directly or indirectly, without the approval of the stockholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 3.5.  In no event shall the Grant Date of any Option or SAR be earlier than the date on which the Committee takes action with respect thereto.

6.11          Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.12          Effect of Termination of Employment.

(i)           Unless otherwise provided in an applicable Award Agreement, in the event that the employment of a Participant shall terminate for any reason other than Retirement, Cause, Disability or death, (a) Options and SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of 90 days after such termination, on which date they shall expire, and (b) Options and SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided however, no Option or SAR shall be exercisable after the expiration of its term.

(ii)           Unless otherwise provided in an applicable Award Agreement, in the event that the employment of a Participant shall terminate on account of the Retirement, death, or Disability of the Participant, (a) Options and SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of three years after such termination, on which date they shall expire, and (b) Options and SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided however, no Option or SAR shall be exercisable after the expiration of its term.

(iii)           In the event of the termination of a Participant’s employment for Cause, all outstanding Options and SARs granted to such Participant (regardless of whether or not exercisable at the time of such termination) shall expire at the commencement of business on the effective date of such termination (or deemed termination).

6.13           Effect of Change in Control.  Unless otherwise provided in an applicable Award Agreement, all Options and SARs granted to Participants who are employed by the Company or a Subsidiary at the time of such Change in Control shall become fully vested and exercisable.

ARTICLE VII
RESTRICTED SHARES AND RESTRICTED SHARE UNITS

7.1           General.  The Committee may from time to time authorize grants to Participants of Restricted Shares and/or Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with provisions of this Article VII.  Each grant of Restricted Shares and Restricted Share Units shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

7.2           Number of Restricted Shares or Units.  Each grant shall specify the number of Restricted Shares or Restricted Share Units to which it pertains.

7.3           Minimum Restriction Period.  Except as provided in this subsection or as otherwise provided under the Plan, the Restriction Period applicable to a Restricted Share Award or Restricted Share Unit Award may not lapse in full until three years from the date such award was granted and no portion of the Restriction Period applicable to a Restricted Share Award or Restricted Share Unit Award may lapse until one year from the date such award was granted.  The limitations of the preceding sentence shall not apply in the case of a Restricted Share Award or Restricted Share Unit Award that vests as a result of the attainment of a specified Performance Measure or in the case of a Restricted Share Award or Restricted Share Unit Award granted as a founder’s grant, an employee recognition award, or to a newly hired employee; provided that except as provided for under the Plan the minimum Restriction Period applicable to such award shall be six months.  The exceptions in the preceding sentence to the general minimum vesting provisions of this subsection, other than the exception applying to a Restricted Share Award or Restricted Share Unit Award that vests as a result of the attainment of a specified Performance Measure, are intended to be applied only in special circumstances as determined by the Committee (or its delegate).

7.4           Transfer of Shares. Each grant of Restricted Shares shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the restrictions on transfer hereinafter referred to.  Each grant of Restricted Share Units shall constitute the agreement by the Company to issue or transfer Shares, cash or a combination thereof to the Participant in the future subject to the fulfillment of such conditions as the Committee may specify, but in no event later than 60 days following the end of the risk of forfeiture period determined in Section 7.6.

7.5           Consideration.  Each grant of Restricted Shares or Restricted Share Units may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value per share or unit on the Grant Date.

7.6           Substantial Risk of Forfeiture.  Each grant of Restricted Shares shall provide that those Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date.  Each grant of Restricted Share Units shall provide that those Unites covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code 409A for a period to be determined by the Committee on the Grant Date. This risk of forfeiture period for any grant of Restricted Shares or Restricted Share Units whether based solely on continued employment of the Participant or in part on the achievement of specified Performance Objectives shall not be less than 3 years from the Grant Date.  If any Participant makes an election under Code Section 83(b) with respect to any Restricted Shares granted hereunder, such election shall be made within 30 days of the Grant Date and the Participant shall notify the Company with ten days of such making election, and provide the Company with a copy of such election.

7.7           Dividends, Voting and Other Ownership Rights.  Unless otherwise provided in an applicable Award Agreement, an Award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue.  Any Award of Restricted Shares may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.  To the extent set forth in a Participant’s Award Agreement with respect to Restricted Share Units, a Participant may be entitled to receive dividend equivalents payable in cash or additional Shares on a current, deferred or contingent basis.

7.8           Performance-Based Restricted Shares and Restricted Share Unit. Any grant of Restricted Shares or Restricted Share Units may specify Performance Objectives that must be achieved as a condition of vesting and/or payment of such Restricted Shares or Restricted Stock Units.

7.9           Effect of Termination of Employment.

(i)           Unless otherwise provided in an applicable Award Agreement, in the event that the employment of a Participant shall terminate for any reason other than Retirement, Cause, Disability or death prior to the vesting of Restricted Shares or Restricted Stock Units granted to such Participant, all Restricted Shares and Restricted Stock Units that have not vested as of the date of such termination shall be forfeited.

(ii)           Unless otherwise provided in an applicable Award Agreement, in the event that the employment of a Participant shall terminate on account of the Retirement, death or Disability of the Participant prior to the vesting of Restricted Shares or Restricted Stock Units granted to such Participant, a proportion of such Restricted Shares and Restricted Stock Units, to the extent not forfeited or canceled on or prior to such termination pursuant to any provision hereof, shall vest on the date of such termination, and payment with respect to any such vested Restricted Share Units shall be made no later than 60 days following the date of such termination.  The proportion referred to in the preceding sentence shall be determined by multiplying the

 Participant’s non-vested Restricted Shares or Restricted Stock Units by a fraction, the numerator of which shall be the number of full months that have elapsed in the applicable vesting period prior to the Participant’s termination of employment and the denominator of which shall be the total number of months in such vesting period.

(iii)           In the event a Participant’s employment is or is deemed to have been terminated for Cause, all Restricted Shares and Restricted Stock Units granted to such Participant that have not vested as of the effective date of such termination shall be forfeited.

7.10           Effect of Change in Control.  Unless otherwise provided in an applicable Award Agreement, all Restricted Shares and Restricted Stock Units granted to Participants who are employed by the Company or a Subsidiary at the time of such Change in Control shall become fully vested and non-forfeitable.

ARTICLE VIII
SHORT- AND LONG-TERM INCENTIVE PLANS

8.1           Cash Incentives.  For each of the Company’s fiscal year or series of years, the Committee may establish an incentive pool or other incentive structure or policy with respect to Participants who are not Non-Employee Directors.  Any such incentive pool, structure or policy shall be subject to such terms, restrictions and conditions determined by the Committee and consistent with the terms of this Plan.  Cash Incentives shall normally be paid in cash; the Committee may at its discretion determine that Shares or a combination thereof be used to deliver the payment of the incentives. Payment of such Short- or Long-Term Incentives shall be subject to the following:

(i)           Unless otherwise specified by the Committee, in the event that the employment of a Participant shall terminate for any reason other than Retirement, Cause, Disability or death prior to the payment date of any Short- or Long-Term Incentive, such incentive opportunity shall be forfeited in its entirety.

(ii)           Unless otherwise specified by the Committee, in the event that the employment of a Participant with the Company shall terminate on account of the Retirement, death, or Disability of the Participant prior to the payment date of any Short- or Long-Term Incentive, a pro rata portion of such Short- or Long-Term Incentive shall be payable to such Participant within 60 days following the end of the applicable Performance Period.  The amount payable pursuant to the preceding sentence shall be determined by measuring actual achievement versus the Performance Objectives for the full Performance Period, and by multiplying that earned amount by a fraction, the numerator of which shall be the number of full months that have elapsed in the applicable Performance Period prior to the Participant’s termination of employment and the denominator of which shall be the total number of months in the Performance Period.

(iii)           In the event of the termination of a Participant’s employment for Cause, such Participant’s Short- and Long-Term incentive opportunity shall be forfeited in its entirety.

(iv)           Unless otherwise specified by the Committee, a pro rata portion of a Participant’s Short- and Long-Term Incentive shall be payable to such Participant within thirty days following a Change in Control.  The amount payable pursuant to the preceding sentence shall be determined by determining the actual achievement versus the Performance Objectives to date of the Change in Control, and paid out by multiplying that earned amount by a fraction, the numerator of which shall be the number of full months that have elapsed in the applicable Performance Period prior to the Change in Control and the denominator of which shall be the total number of months in the Performance Period.

ARTICLE IX
OTHER AWARDS

9.1           Other Stock Awards.  The Committee may, subject to limitations under applicable law, grant to any Participant such other awards that  may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company.  The Committee shall determine the terms and conditions of such awards.  Shares delivered pursuant to an award in the nature of a purchase right granted under this Article IX shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Shares, other awards, notes or other property, as the Committee shall determine.

9.2         Payment In Lieu of Other Obligations.  The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

ARTICLE X
TRANSFERABILITY

10.1         Transfer Restrictions.  Unless provided in Section 10.2, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and SARs shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

10.2           Family Transfers.  The Committee may, in its sole discretion, authorize all or a portion of the Award granted to a Participant to be on terms which permit transfer to: (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, (iii) a partnership in which Immediate Family Members are the only partners, or (iv) a former spouse pursuant to a qualified domestic relations order, provided that subsequent transfers of transferred Awards shall be prohibited except by will or the laws of descent and distribution.  Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

10.3           Restrictions on Transfer.  Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or SARs, upon the termination of any risk of forfeiture period applicable to Restricted Share Units or upon payment of any Short- or Long-Term Incentives or Performance Awards, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VII applicable to Restricted Shares, shall be subject to further restrictions upon transfer, as is determined by the Committee at the time of grant of that Award.

ARTICLE XI
DEFERRAL OF AWARDS

11.1           General.  The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan.  In the case of an Award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her Award of Restricted Shares and to receive an Award of Restricted Share Units.  The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

11.2           Compliance with Code Section 409A.  To the extent any Award (or portion thereof) provides for the deferral of compensation and is subject to Code Section 409A, such deferred compensation shall be subject to the following limitations and conditions:

(i)          In no event shall any deferred compensation be distributed earlier than separation from service, death, disability, a time (or pursuant to a fixed schedule) specified at the date of the deferral of such compensation, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, or the occurrence of an unforeseeable emergency.

(ii)         In the case of a Participant who is a key employee, as defined in Code Section 416(i), distribution due to separation from service may not be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of such Participant).

(iii)           Except to the extent provided in U.S. Department of Treasury regulations or other guidance, any deferred compensation payable to a Participant may not be accelerated.

(iv)           To the extent a Participant is offered an opportunity to defer receipt of compensation for services performed during a taxable year, such Participant’s deferral election must be made not later than the close of the preceding taxable year (or within 30 days of eligibility in the case of a newly eligible individuals) or at such other time as provided in U.S. Department of Treasury regulations or other guidance.  Notwithstanding the foregoing, in the case of any performance-based compensation based on services performed over a period of at least twelve months, such election may be made no later than six months before the end of such performance period.

(v)           To the extent a Participant is offered an opportunity to delay the payment date of any deferred compensation or to change the form in which such deferred compensation shall be paid, (a) the Participant’s new election may not take effect for at least twelve months after the date on which the election is made, (b) except in the case of an election related to a payment due to disability, death or the occurrence of an unforeseeable emergency, the first payment with respect to which a new election is made must provide for a deferral period of not less than five years from the date such payment would otherwise have been made, and (c) any election relating to a specified time (or pursuant to a fixed schedule) may not be made less than twelve months prior to the date of the first scheduled payment.

To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Code Section 409A and U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any regulations or other guidance that may be issued after the effective date of this Plan.  Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of this Plan any Award is subject to Code Section 409A and related U.S. Department of Treasury guidance (including such U.S. Department of Treasury guidance as may be issued after the effective date of the Plan), the Committee may adopt such amendments to the Plan and applicable Award Agreements or adopt other policies and procedures (including amendments, policies and procedures retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or comply with the requirements of Code Section 409A and related U.S. Department of Treasury guidance.

ARTICLE XII
PERFORMANCE OBJECTIVES

12.1           General.  Performance Objectives means the performance objectives established pursuant to this Plan for Participants who have received Awards.  Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed.  Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by comparison to a group of peer companies or to a financial market index.  Any Performance Objectives applicable to a Qualified Performance-Based Award are intended to be “performance-based” under Code Section 162(m) and shall be limited to specified levels of or increases in one or more of the following Performance Objectives:  return on equity, return on invested capital, return on sales regional income, diluted earnings per share, net earnings, total earnings, earnings growth, return on capital, working capital turnover, return on assets, earnings before interest and taxes, sales, sales growth, gross margin return on investment, increase in the fair market value of the Shares, share price (including but not limited to, growth measures and total stockholder return), operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to stockholders, market share, earnings measures/ratios, economic value added, balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets,  productivity and satisfaction of environment, health and safety targets.

12.2           Adjustments of Performance Objectives.  .  Subject to any limitation under Code Section 162(m) with respect to Covered Employees, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Company and/or Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.  Potential transactions or events giving rise to adjustment include but are not limited to (i) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges; (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or (iii) a change in tax law or accounting standards required by generally accepted accounting principles.

12.3           Performance Period.  The period over which results are measured for determining the value Performance Award or payout under any Incentive Plan, whether that award or payment consists of shares or cash or a combination thereof, shall in no case be less than 12 months.

ARTICLE XIII
MISCELLANEOUS

13.1           Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, the Committee may withhold any amounts necessary to collect any withholding taxes upon any taxable event relating to an Award.  At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit payable in cash or Shares.

13.2           Change in Control.  Notwithstanding any provision in this Plan or an Award Agreement to the contrary, in the event that the Company undergoes a Change in Control, or in the event the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation, the Committee (or the board of directors of any corporation assuming the obligations of the Company) shall have the sole and absolute power and discretion to prescribe and amend the terms and conditions for the exercise, or modification, of any outstanding Awards granted hereunder. Such power and discretion shall include, but shall not be limited to, the power and authority to remove restrictions on Restricted Shares, to modify the performance requirements for any Awards, and to provide that Options or SARs granted hereunder must be exercised in connection with the closing of such transaction and that if not so exercised such Options and SARs will expire. Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. Notwithstanding the foregoing, any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital, shall not constitute a merger, consolidation, major acquisition of property for stock, separation, reorganization, liquidation, or Change in Control.

13.3           Certain Terminations of Employment, Hardship and Approved Leaves of Absence.  Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, Disability, Retirement or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or SAR that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Restricted Share Units as to which any deferral period is not complete, any Short- or Long-Term Incentives or Performance Awards that have not been fully earned, or any Shares that are subject to any transfer restriction, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

13.4           Right of Recapture.  If, at any time within one year after the date on which a Participant exercises an Option or SAR, or receives payment of a Short- or Long-Term Incentive or Performance Award, or on which Restricted Shares or Restricted Share Units vest or on which income is realized by a Participant in connection with any other Award (each of which events shall be a “realization event”), the Committee determines in its discretion that the Company has been materially harmed by the Participant, whether such harm (a) results in the Participant’s termination or deemed termination of employment for Cause or (b) results from any activity of the Participant determined by the Committee to be in competition with any activity of the Company, or otherwise prejudicial, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company.  Such gain shall be determined as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of the Company’s Shares.  The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

13.5           Foreign Participants.  To facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

13.6           Amendment or Termination.  The Board shall have complete power and authority to amend the Plan at any time; provide, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which materially modifies the Plan by increasing the benefits accrued to Participants under the Plan; increasing the numbers of securities which may be issued under the Plan; modifying the requirement for participation in the Plan; or including a provision allowing the Board to lapse or waive restrictions at its discretion; or which requires stockholder approval under the Code, unless such compliance is no longer desired under the Code, or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities.  No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award.

13.7           Conditional Awards.  The Committee may condition the grant of any Award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant.

13.8           No Employment Right.  This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

13.9           Tax Qualification.  To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

13.10           Duration of the Plan.  Unless sooner terminated in accordance with Section 13.6, this Plan shall automatically terminate on the tenth anniversary of the date upon which it is approved by the stockholders of the Company, and no Award shall be granted after such tenth anniversary.  Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.

13.11        Limitations Period.  Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim.  Untimely claims will not be processed and shall be deemed denied.  The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable.  Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied.  The Committee’s decision shall be final and conclusive and binding on all persons.  No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

13.12           Governing Law.  The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance the laws of state of Delaware.

13.13           Investment Representations.  As a condition to the exercise or granting of an Award, the Committee may require the person exercising or receiving such Award to represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

13.14           Post-Employment Limitations.  At its sole discretion, the Committee may, as a condition to granting an Award, require that the Participant exercising or receiving that Award after that Participant’s termination from active employment, agree to or execute an agreement defining limitations to that Participant’s actions for a defined period after employment.  Such limitations may include, but are not limited to, nondisclosure of confidential company information, the soliciting Company employees or the execution of a non-compete agreement.

13.15           Uncertificated Shares.   To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

13.16          Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

13.17           Beneficiary Designation.  Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ADOPTED BY THE BOARD OF DIRECTORS – MARCH 14, 2008
APPROVED BY THE STOCKHOLDERS – MAY 1, 2008